December 5, 2004

Wheaton River Minerals Ltd.
Waterfront Centre
Suite 1560 – 200 Burrard Street
Vancouver, BC
V6C 3L6

Attention:     Mr. Ian Telfer

Re:     Mutual Review

In connection with our mutual interest to consider a possible business combination (the “Transaction”) involving Goldcorp Inc. (“Goldcorp”) and Wheaton River Minerals Ltd. (“Wheaton River”), each party has requested certain information from the other. To assist in our respective consideration of the Transaction, each party has agreed to provide certain information relating to them which is one or more of non-public, confidential or proprietary in nature.

Each party represents and warrants that it is acting as principal in connection with the Transaction and has requested, among other things, certain information concerning the other. As a condition to each party (in such capacity, the “Provider”) furnishing such information to the other (in such capacity together with its affiliates (as defined in the Securities Act (Ontario)), the “Recipient”), each party agrees with the other as follows:

1.	Confidential Information: Each Recipient agrees that all information with respect to the Provider and its business furnished to the Recipient and all documents prepared by the Recipient or any of its representatives or agents containing or based upon, in whole or in part, any such information (collectively referred to as the “Evaluation Material”) is confidential and proprietary to the Provider and will be used by the Recipient and its directors, officers, employees, representatives and agents (collectively referred to as “Agents” and individually as an “Agent”) only for the purpose of considering the Transaction, and that such Evaluation Material will remain the exclusive property of the Provider and will be kept confidential by the Recipient and its Agents.

Each Recipient shall immediately return all Evaluation Material to the Provider and shall delete all Evaluation Material from any computer, word processor, disk or similar device upon receipt of a written request to do so from the Provider. If a Recipient determines that it does not wish to enter into a Transaction, the Recipient will promptly advise the Provider.

2.	Securities Laws: Each Recipient shall be responsible for any unauthorized use or disclosure of any Evaluation Material by its Agents and the Provider will not be required to first assert a claim against any of such persons as a condition of seeking or obtaining a remedy against the Recipient. In the event that the Recipient or anyone to whom the Recipient transmits Evaluation Material becomes legally compelled to disclose any of the

Evaluation Material, the Recipient will provide the Provider with prompt written notice so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or the Provider waives compliance with the provisions of this agreement, the Recipient or its Agent, as the case may be, will furnish only that portion of the Evaluation Material that is legally required and the Recipient will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Evaluation Material.

3.	Termination: This agreement shall terminate eighteen months from the date of this agreement and shall otherwise terminate or be inoperative as to information comprising part of the Evaluation Material only if such information:

(a)	becomes generally available to the public other than as a result of disclosure by the Recipient or its Agent;

(b)	is generally known at the time of the disclosure of such information by the Provider to the Recipient or later becomes generally known, in either case other than as a result of disclosure in violation of the terms of this agreement by the Recipient or its Agent after the date hereof;

(c)	was developed by the Recipient independent of any disclosure by the Provider or was available to the Recipient on a non-confidential basis prior to its disclosure to the Recipient by the Provider;

(d)	becomes available to the Recipient on a non-confidential basis from a person other than the Provider provided that the Recipient and that person are not in violation of a confidentiality obligation owed to the Provider of which the Recipient is aware; or

(e)	is required to be disclosed by applicable law, provided the Recipient gives the Provider notice as soon as practical of such requirement so that the Provider can seek a protective order or other protection against disclosure, with respect to which the Recipient will use its commercially reasonable efforts to assist the Provider, provided always that nothing in this agreement shall prevent the Recipient from good faith compliance with its disclosure obligations under applicable securities law.

4.	No Representation: The Provider makes no representation or warranty as to title to or ownership of any of its properties or to the accuracy or completeness of any Evaluation Material furnished to the Recipient and has no obligation to revise or update any Evaluation Material previously provided to the Recipient. The Recipient agrees that neither the Provider nor any of its Agents shall have any liability to the Recipient or any of its Agents resulting from the use, in accordance with the provisions of this agreement, of the Evaluation Material by the Recipient or any of its Agents.

5.	Standstill: Each party agrees that it will not, without the prior written consent of the other party, for a period of eighteen months from the date of this agreement:

(a)	acquire or agree to acquire, or make any proposal or offer to acquire, directly or indirectly or in any manner whatsoever, any securities of the other party or any of its affiliates;

(b)	solicit proxies from, or otherwise attempt to influence the conduct of, holders of securities of the other party or any of its affiliates, or initiate any shareholder proposal in respect of the other party or any of its affiliates;

(c)	in any manner directly or indirectly seek to control or influence the board of the directors, management or policies of the other party or any of its affiliates;

(d)	engage in any discussions or negotiations, conclude any understandings or enter into any agreement, or otherwise act jointly or act in concert, with any third party to propose or effect any take-over bid, amalgamation, merger, arrangement or other business combination with respect to the other party or any of its affiliates or to propose or effect any acquisition or purchase of any assets of the other party or any of its affiliates;

(e)	make any public or private disclosure of any consideration, intention, plan or arrangement in connection with any of the foregoing; or

(f)	advise, assist or encourage any other person in connection with any of the foregoing, including without limitation by providing financing for such purpose.

6.	Employee Non-Solicitation: Each party agrees that for a period of eighteen months following the date of this agreement, it will not, without the written consent of the other party, solicit, either directly or through an Agent, any of the Relevant Employees (as defined below) of the other party to accept employment with it or any of its affiliates, unless the employment of the Relevant Employee has been terminated prior to the commencement of employment discussions with such Relevant Employee. “Relevant Employees” of a party means all employees of the other party (i) who are involved with, or whose responsibilities relate in whole or in part, to the Transaction, including the due diligence investigations being completed in connection therewith, or (ii) with whom such first party or its affiliates may come into contact, or receive information about, in the course of collecting or reviewing Evaluation Material or in considering and negotiating or completing the Transaction or any other transaction. The prohibition contained in this paragraph 6 shall not extend to general solicitations of employment not specifically directed towards employees of the other party, including through the use of a recruitment agency provided that the name of a specific Relevant Employee is not given to such agency.

7.	Visits: If either party wishes to visit a property of the other, it will notify the other in writing and the other will use commercially reasonable efforts to arrange site visits with company representatives. Any information obtained on such visits shall be part of the Evaluation Material. Each party will bear its own costs and expenses in connection with any such visits and will indemnify and save harmless the other from any loss, liability, cost, damage, injury or expense arising out of any injury to any person, agent or property as a result of a site visit, except as a result of the gross negligence of the other.

8.	Miscellaneous:

(a)	In no event shall the Recipient be deemed to have acquired any right or interest of any kind in or to the Evaluation Material. In no event shall either party be subject to any commitment to enter into any further agreement with the other with respect to a Transaction or to complete a Transaction by virtue of this agreement.

(b)	This agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

(c)	This agreement shall be binding on each party, their respective successors and assigns, and shall enure to the benefit of each party, their respective successors and permitted assigns. Neither party may assign this agreement or any rights under this agreement without the prior written consent of the other.

(d)	This agreement constitutes the entire agreement between the parties with respect to the subject matter set out in this agreement and supersedes any prior agreement, understanding or arrangement between them, whether oral or in writing. No variation or amendment to this agreement shall be effective unless in writing and signed by each party.

If Wheaton River is in agreement, please sign, date and return one copy of this letter. The date of the agreement shall be the date that Wheaton River enters below.

Yours very truly,

GOLDCORP INC.

By:

          Robert R. McEwen

Confirmed and agreed to as of the         day of December, 2004.

WHEATON RIVER MINERALS LTD.

By:

          Ian Telfer